EXHIBIT 10(a)
COMPUTER ASSOCIATES
Software superior by design.

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY 11788-7000
1-516-DIAL CAI (342-5224)
FAX 1-516-DIAL FAX (342-5329)

Monday, June 30, 1997

Mr. Marty Kittrell
President and Chief Financial Officer
Exide Electronics
8609 Six Forks Road
Raleigh, North Carolina 27615


Dear Marty:

This letter, when executed and returned by you to CA, will amend the attached Reseller Agreement between Exide Electronics and Computer Associates International, Inc. with an Effective Date of June 30, 1997.

* Exide will license Unicenter TNG for resale into Energy related focus markets for use with Exide's Foreseer Agents at a 40% discount off of CA's published prices;

* Exide will license $5,000,000 worth of TNG power units with a receivables due date of June 30, 1998;

All of the above financial commitments will be non-contingent and will be due and payable by both parties. Please sign your concurrence below to this Agreement.

Very Truly Yours'                            Accepted by Exide Electronics

/s/RICHARD P. CHIARELLO                      /s/MARTY KITTRELL
Richard P. Chiarello                         Marty Kittrell
Senior Vice President, North                 Vice President & Chief Financial
American Sales                               Officer
Computer Associates International, Inc.      Exide Electronics

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                                                         CA Agreement No. _____

                     COMPUTER ASSOCIATES INTERNATIONAL, INC.
                               RESELLER AGREEMENT

THIS RESELLER AGREEMENT ("Agreement") is made and entered into on ____June 30_, 1997 (the "Effective Date") between COMPUTER ASSOCIATES INTERNATIONAL, INC. of One Computer Associates Plaza, Islandia, New York 11788-7000 ("CA") and _EXIDE ELECTRONICS_____ of ____8609 Six Forks Road, Raleigh, North Carolina 27615____ ("Reseller").

The parties agree as follows:

1.        SCOPE OF AGREEMENT; DEFINITIONS

1.1 SCOPE OF AGREEMENT. This Agreement provides for the marketing and distribution by Reseller of the CA software products ("Products" as defined below) identified on one or more Commercial Terms Schedules ("Commercial Terms") attached to this Agreement as Exhibit I or subsequently executed by both parties referencing this Agreement. The parties may, but shall be under no obligation to, execute multiple Commercial Terms Schedules to provide for the distribution by Reseller of more than one line of CA software products.

1.2      DEFINITIONS

"Demonstration Software" means the commercially available Products listed in the Commercial Terms which are used internally by Reseller on the computer(s) listed in the applicable Demonstration Software order form(s) for demonstration and support purposes. Demonstration Software includes any Maintenance Releases or New Versions thereof provided by CA to Reseller under this Agreement.

"Documentation" means technical manuals relating to the end use of the Products.

"End User" means a third party licensed to use the Products internally and not for redistribution.

"End User Agreement" means CA's then standard form license agreement pursuant to which an End User may use a Product distributed by Reseller pursuant to this Agreement.

"First Level Support" means a level of technical support that shall be substantially similar to CA's first level support services as described in CA's then current Client Support Handbook.

"Maintenance Releases" means product temporary fixes, error corrections, work-arounds or other maintenance tapes and corrections made available by CA to End Users of the Products, but does not include (i) New Versions or (ii) new products available from CA for an additional fee.

"New Versions" means a new version of the Products containing new features or functions as well as error corrections, but does not include new products available from CA for an additional fee.

"Operating Environments" means the hardware platform and operating system combinations that correspond to specific versions of the Products generally available from CA.


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"Products" means all or any portion of the commercially available software products specified in the Commercial Terms on the Operating Environments specified in the Commercial Terms together with related Documentation and all corrections, Maintenance Releases and New Versions thereof. If more than one Commercial Terms Schedule is executed by the parties referencing this Agreement, "Products" shall refer collectively to the software products listed in all Commercial Terms Schedules.

"Second Level Support" means technical Support for the Products provided by CA to Reseller as set forth in Section 4.2 of this Agreement.

"Terms" means the period set forth in Section 6.1 of this Agreement.

"Territory" means the United States of America.

"Upgrade" means any change in the usage of the Products (including, without limitation the transfer of Products to a computer in a higher price classification, or an increase in power unit rating or users) that would result in an increase in price as determined in accordance with CA's then current price list.

2.  APPOINTMENT AND GRANT OF LICENSES

2.1 APPOINTMENT. During the Term and subject to the terms and conditions of this Agreement, CA hereby grants to Reseller, and Reseller hereby accepts, the non-exclusive right and license to distribute the Products to End Users in the Territory. The Products shall be distributed by Reseller under CA's trademarks and in the same packaging as supplied by CA to Reseller. CA reserves the right to establish or appoint any number of other resellers, private labelers, distributors, dealers or third parties, in any area for any purpose and the right to otherwise grant licenses to use the Products, directly or indirectly, to end users. CA reserves the right to review and update the Products subject to this Agreement and the supported Operating Environments at any time upon 30 days notice to Reseller.

2.2 DEMONSTRATION LICENSES. Reseller may acquire Demonstration Software in accordance with the terms and conditions set forth in the Commercial Terms. Reseller must complete CA's then standard Demonstration Software order form and deliver such order form to CA for each copy of the Demonstration Software acquired by Reseller under this Agreement. Demonstration Software may not be used by Reseller for production purposes or transferred or sublicensed to any third party.

2.3 DISTRIBUTION LIMITATIONS

a) Reseller shall not have any right to establish or appoint any resellers or dealers of the Products. Except as agreed by CA in writing, Reseller shall not allow any third party to sublicense, copy, assign, transfer or distribute the Products.

b) Except as specifically permitted in this Agreement, Reseller shall not (nor shall it permit any third party to): (i) copy or manufacture the Products or any portion thereof; (ii) translate, modify, adapt, enhance, extend, decompile, disassemble or reverse engineer the Products; or (iii) use the Products to provide any facility management or service bureau service or otherwise use the Products to process the data of any third party. Reseller may provide other software products and services in combination with the Products, provided that no non-CA products shall be placed on Product diskettes or tapes. The documentation for any such non-CA products may not be included in the documentation binder for the Products.

c) Reseller agrees not to export or disclose, directly or indirectly, the Products or related technical information, documents or materials (or any direct product thereof) without the prior written consent, if required, of the Office of Export Administration of the US Department of Commerce. Reseller agrees to comply with any other applicable export laws and regulations.


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d) Any Products provided to the US Government (or any of its agencies) shall be provided with "Restricted Rights" and Reseller shall affix (if not already affixed) to any media containing all or any portion of the Product a restricted rights legend substantially similar to the following: "This Program is provided with Restricted Rights. Use, duplication or disclosure by the Government is subject to the restrictions set forth in DFARs 252.227-7013 (c) (1) (ii) and 48 CFR 52.227-19 (c) (1) and (2) or applicable successor provisions."

3. OBLIGATIONS OF THE RESELLER

3.1 MARKETING. Reseller shall use reasonable efforts to actively promote the Products, and shall maintain the formal name of the Products (with its appropriate trademark designations) in all advertising and other printed materials relating to the Products. CA reserves the right to require Reseller to furnish to CA in advance for review and approval any and all promotional, advertising and other materials which refer to the Products or which use or display any trademark, service mark, logo or trade name of CA. CA also reserves the right to require Reseller to discontinue use of any promotional, advertising or other materials referring to CA or the Products.

3.2 END USER AGREEMENTS. Reseller shall not deliver any Product to any End User without the concurrent delivery of: (i) the then current End User Agreement for the Product and (ii) CA's then current registration form for the Product. The current versions of the End User Agreement and registration form have been provided by CA to Reseller. CA may modify the End User Agreement and registration form from time to time upon notice to Reseller. Reseller shall promptly notify CA of any and all material breaches of the End User Agreement that may or should come to its attention and will assist CA in all steps necessary to terminate any breached license if the breach is not curable or if it is not cured promptly after notice.

3.3 ORDERS

a) Prior to distributing any Products to any End User, Reseller shall place an order with CA on CA's then standard Reseller order form. Reseller shall provide CA with such information as CA may require about how a prospective End User proposes to use the Products, including, but not limited to, the power rating of the CPU(s) on which the Products will be operated, the make, model and serial number of the CPU on which the Products will be used and/or the number of authorized users on such Reseller order forms. Reseller shall not deliver the Products to any End User unless the version of the Products delivered has been authorized by CA for the usage identified by the End User. Reseller understands anD agrees that CA may delay or withhold issuance of authorization keys for the Products in the event Reseller or its End User fails to provide the necessary information to issue the authorization key. No provisions in Reseller's purchase orders, license agreements or in any other business forms employed by Reseller shall add to or supersede the terms and conditions of this Agreement, which shall exclusively govern the relationship of the parties.

b) All orders for the Products (or any Upgrade) shall be pursuant to a Reseller order form and subject to acceptance by CA at its principal place of business. In addition to any other right or remedy, CA may, at its option, refuse any order placed by Reseller, cancel any accepted order or delay shipment thereof, if Reseller is delinquent in any payments to CA or if Reseller is otherwise in breach of this Agreement. CA reserves the right to issue only temporary authorization keys until payment for the license has been received.

c) Upon receipt of orders from Reseller that comply with all requirements of this Agreement, CA will, unless Reseller is delinquent in its payments or in breach of its agreements with CA, make reasonable efforts to fill all orders for the Products, and issue associated authorization keys, to Reseller or its End Users. CA shall not be liable to Reseller, or to any other person, for CA's failure to fill any orders, or for any delay in delivery or error in filling any orders for any reason whatsoever. CA shall have no obligation to export any Products from the United States. Risk of loss to the Products shall pass to Reseller on delivery to the specified F.O.B. destination.


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3.4 REPRESENTATIONS. Reseller shall not make (i) any representation or warranty whatsoever on behalf of CA; (ii) any representation or warranty concerning the quality, performance or other characteristics of the Products other than those which are consistent in all respects with, and do not expand the scope of, the warranties set forth in this Agreement; or (iii) any commitment to modify any of the Products.

4. CUSTOMER SUPPORT AND UPDATES

4.1 RESELLER FIRST LEVEL SUPPORT. If Reseller is authorized by CA (in the Commercial Terms) to provide First Level Support for all or any of the Products, Reseller shall ensure that the number of employees specified in the Commercial Terms complete the required minimum training for each of the Products and Operating Environments as necessary to be certified by CA as an authorized provider of First Level Support services. If Reseller provides First Level Support, it shall provide First Level Support substantially similar to that described in CA's Client Support Handbook. CA may provide First Level Support and other support services directly to End Users, but shall not have any obligation to do so unless the End User has entered into a maintenance agreement directly with CA. If CA directly supports an End User, CA shall be entitled to retain the full amount of maintenance revenue received from such End User.

4.2 SECOND LEVEL SUPPORT. CA shall provide Reseller with Second Level Support (in accordance with CA's Client Support Handbook) from CA's North American support centers for Products properly licensed to Reseller's End Users purchasing First Level Support Services from Reseller for the fees set forth in the Commercial Terms and provided that Reseller follows the following procedures:

a) Qualified, trained Reseller technical staff shall review all reported errors to determine if the error occurs in the Products or in other hardware or software products not supplied by CA. If Reseller determines that the error occurs in the Products, Reseller may then submit the error to CA;

b) Reseller shall submit detailed descriptions of any reported errors. If CA is not able to replicate the errors, Reseller shall provide any additional information required by CA (which may include a sample program enabling replication of the error). Reseller will also make its personnel available to assist in problem identification and resolution; and

c) CA shall provide Reseller with Maintenance Releases made generally available by CA during the Term of this Agreement. Reseller shall be responsible for distributing Maintenance Releases to End Users only for computers properly licensed to use the applicable Products and under a current support contract; and

d) CA may provide Reseller with New Versions made generally available by CA during the Term of this Agreement on the terms and conditions set forth in the Commercial Terms. Reseller may distribute New Versions only to End Users properly licensed to use the applicable Products in accordance with this Agreement.

5. LICENSES AND UPGRADE FEES

5.1 LICENSE FEES. The price charged by CA to Reseller for licenses of the Products acquired by Reseller from CA during the term of this Agreement shall be the then prevailing suggested list price for the version of the Product (or


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Upgrade) ordered by Reseller, less the discount then available to Reseller under the Commercial Terms. Alternatively, Reseller may elect to acquire Product licenses from a distributor of the Products that is authorized by CA to distribute the Products to CA Resellers ("Authorized Distributor"). If Reseller elects to purchase Product licenses from an Authorized Distributor, the prices, payment and shipment terms and other commercial terms shall be agreed between Reseller and the Authorized Distributor. The price payable by Reseller (for licenses purchased from CA) includes freight charges to destinations in the United Stares and represents the price F.O.B. Reseller's facility.

5.2 SUPPORT FEES. Reseller shall pay CA the applicable fees for Second Level Support and/or New Versions as set forth in the Commercial Terms.

5.3 UPGRADE FEES. For each Upgrade sold by Reseller, Reseller shall order the Upgrade from CA and pay Upgrade fee set forth in the Commercial Terms.

5.4 PROGRAM FEES. Reseller agrees to pay the program fees set forth in the Commercial Terms as well as any fees due to CA under the Commercial Terms for training, education and other services provided by CA to Reseller.

6. GENERAL TERMS AND CONDITIONS

6.1 TERM OF AGREEMENT. The Initial Term of this Agreement shall commence on the Effective Date and shall continue for a period of seventy-two (72) months from such date, unless sooner terminated as hereinafter provided. After the Initial Term, this Agreement may be renewed on an annual basis if mutually agreed by both parties in writing prior to the end of the Term and subject to Reseller's payment of the applicable renewal fees set forth in the Commercial Terms. "Term" shall mean the Initial Term together with any agreed renewal periods.

6.2 RECORDS AND REPORTS. During the Term and for a period of at least one year following termination of this Agreement, Reseller shall keep full, true and accurate records and accounts in accordance with generally accepted accounting practices to show the amount of license and support fees payable to CA under this Agreement. These records and accounts shall include, at a minimum, for each Product distributed: (i) the End User name and address; (ii) the date of shipment, Products shipped and brand and model of the licensed computer; (iii) the number of users or power units licensed; (iv) a copy of each End User order; and (v) records concerning Product support provided to End Users and the Terms of such support contracts. CA shall have the right, on notice to Reseller, to examine such records or to have such records examined by CA's designated certified public accountants during normal business hours to determine Reseller's compliance with the terms of this Agreement. CA shall bear the expenses of the audit; however, in the event any such audit reveals that Reseller has understated the amount of fees that it is obligated to pay under this Agreement by more than five percent (5%) of the amount reported during the period audited, Reseller shall pay, in addition to any other fees contractually due, all reasonable costs associated with the audit. Such audit right shall survive the termination of this Agreement for a period of one year.

6.3 PAYMENTS

a) Terms of payment on all invoices from CA shall be net thirty (30) days. All payments shall be made in US Dollars to CA's address for payment indicated on CA's invoice to Reseller or such other address as advised by CA on at least 10 days written notice. In addition to such other rights as CA may have, Reseller shall pay a monthly late charge equal to the lesser of one and one-half percent (1.5%) of the outstanding amount or the maximum amount allowed by law on any invoice rendered by CA that is not paid when due.


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b) All prices listed in the Commercial Terms are exclusive of all taxes, including sales, use or value added taxes where applicable. Upon presentation of invoices by CA, Reseller shall pay any and all applicable tariffs, duties or taxes (other than franchise and income taxes for which CA is responsible) imposed or levied by any government or agency, including, without limitation, federal, state and local sales, use, value added and personal property taxes. Any claimed exemption from such tariffs, duties or taxes must be supported by a tax exemption certificate and other proper documentary evidence delivered to CA.

6.4 PROPRIETARY INFORMATION AND NON-DISCLOSURE

a) CA (or its licensers) retains ownership of all intellectual property rights (including patents, copyrights and trademarks) in and relating to the Products. The Products, the Documentation and other proprietary information provided by CA to Reseller hereunder contain and constitute trade secrets, information and data proprietary to and copyrighted by CA. Neither Reseller or its employees shall cause or allow such information or data to be disclosed to third parties or duplicated except as expressly allowed in this Agreement. Any customizations, enhancements, improvements, translations, derivative works or other modifications of the Products made by Reseller shall belong to CA and CA shall have all right, title and intellectual property interest to such work. CA shall have no obligation to support any customizations, extensions or modifications made to the Products by any third party unless otherwise agreed by CA in writing.

b) Reseller acknowledges and agrees that the unauthorized disclosure, use or copying of the Products may cause CA serious financial loss. Accordingly, in the event of any unauthorized disclosure, use or copying of the Products, Reseller agrees that CA shall have the right to obtain injunctive or other equitable relief without the posting of any bond.

c) Reseller may use the trademarks, trade names, service marks and logos that relate to CA or the Product (the "Marks") solely in connection with this Agreement; provided that Reseller clearly identifies CA's ownership of such Marks. The Marks remain the exclusive property of CA and Reseller will not register the Marks or take any action that jeopardizes CA's proprietary rights in the Marks. Reseller agrees to cooperate with CA's instructions and quality control procedures relating to the Marks and shall only use the Marks in unaltered form. CA reserves the right to require Reseller to discontinue use of any advertising or marketing materials relating to CA, the Marks or the Products.

6.5 LIMITED WARRANTY

a) Both parties represent and warrant that they have the right to enter into this Agreement. CA warrants that the then current, unmodified version of the Products will substantially perform the functions or generally conform to the then current version of their published Documentation for a period of ninety
(90) days from delivery to the End User. If it is determined that the Products do not perform as warranted, CA's only responsibility will be to use reasonable efforts, consistent with industry standards, to cure the defect. CA does not represent that the Products are error free or will satisfy all of Reseller's or its End User's requirements. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, VERBAL, STATUTORY OR OTHERWISE, AND WHETHER ARISING UNDER THIS AGREEMENT OR OTHERWISE ARE HEREBY EXCLUDED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES, OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CA SHALL NOT BE BOUND BY OR LIABLE FOR ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO THE PRODUCTS MADE BY RESELLER OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES.

b) Except for the Indemnification set forth below in Section 6.6, CA'S maximum liability for damages under this Agreement (regardless of the form of action, whether in contract or tort) shall not exceed the amount paid by Reseller to CA for the Products or services as to which the claim relates.


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c) IN NO EVENT SHALL CA BE LIABLE TO RESELLER OR ANY OTHER PARTY, WHETHER IN
CONTRACT OR TORT, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL LOSS OR DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE OR DATA), THAT MAY ARISE FROM THE USE, OPERATION OF MODIFICATION OF THE PRODUCTS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES BEING INCURRED.

6.6 INDEMNIFICATION

a) CA, at its expense, shall defend any action brought against Reseller to the extent that is based on a claim that any Product infringes a third party's copyright or a patent duly issued by the United States of America. CA shall pay all damages and costs finally awarded against Reseller in such action, provided that CA is notified in writing of the existence of such claim against Reseller within seven (7) days of Reseller's first learning of the same; and provided that CA is given full authority to control the defense, costs and settlement of the claim and that CA receives reasonable cooperation and assistance from Reseller. CA will not be obligated to defend or otherwise indemnify Reseller in any lawsuit or as to any claim which arises from or relates to any combination of the Product with another product not supplied by CA, or if such claim is based upon a use of the Product for a purpose for which it was not designed or if the Product has been modified by any party other than CA. In lieu of the foregoing indemnification obligations, CA shall have the option, at its expense, either to procure for an End User the right to continue using the Product or to replace or modify the Product so that it is no longer infringing, or, if such options are not reasonably available, to refund to Reseller the amount actually paid by Reseller to CA for the Product. The foregoing states the entire obligation of CA with respect to the infringement of intellectual property rights of any third party.

b) Reseller shall indemnify and hold CA harmless from and against all claims, judgments, awards, costs, expenses, damages and liabilities (including reasonable attorney's fees) of whatsoever kind and nature that may be asserted, granted or imposed against CA directly or indirectly arising from or in connection with (i) any claims that any software supplied by Reseller (other than any unmodified Products provided by CA) infringes any third party intellectual property rights; (ii) any misrepresentation made by Reseller regarding CA or the Products; and (iii) any warranty, condition, representation, guarantee or indemnity granted by Reseller with respect to the Products in addition to the limited warranty specified in the Section 6.5 of this Agreement titled "Limited Warranty."

6.7 DEFAULT AND TERMINATION

a) If this agreement expires or is terminated by either party, for any reason, Reseller will immediately pay all sums due and owing to CA. All Product licenses properly distributed by Reseller shall survive termination of this Agreement.

b) Either party may terminate this Agreement, with or without cause, on thirty
(30) days written notice to the other party.

c) If Reseller fails to pay any sum of money due and owing under this Agreement within ten (10) days of written notice thereof from CA, CA shall have the right to terminate this Agreement without further notice to Reseller. If either party breaches any of the terms, conditions or provisions of this Agreement, and fails to cure such breach within thirty (30) days after written notice thereof, the other party shall have the right to terminate this Agreement without any further notice.

d) This Agreement may be immediately terminated by CA if: (i) Reseller violates any of the conditions of Section 6.4; (ii) Reseller shall cease business, file for bankruptcy, be adjudged bankrupt or insolvent or commit any other act of bankruptcy; (iii) there is a sale or transfer, whether by operation of law or otherwise, of the direct or indirect control of Reseller; or (iv) there is an attempt by Reseller to assign this Agreement or any right or obligation hereunder CA's prior written consent.


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e) In the event of a party's uncured breach of this Agreement, the non-breaching party may, in addition to the right to withhold its performance under and/or terminate this Agreement, avail itself of all other rights, remedies and causes of action available at law, in equity or otherwise, against such party for damages as a result of such breach. Unless otherwise provided in this Agreement, remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

f) Except as set forth below in Section 6.7 (g), on expiration or termination of this Agreement, Reseller shall immediately return to CA, at Reseller's expense, all copies of the Product not yet distributed, all demonstration copies of the Product, all Documentation and all Product brochures, marketing collateral and materials, together with a certified statement by a duly authorized officer of Reseller stating that all such Products and materials and any other confidential information of CA have been returned to CA.

g) In the event of any termination of this Agreement (other than termination by CA under Sections 6.7 (c) or (d) above), Reseller shall be entitled to: (i) retain one Demonstration Software license solely for purposes of providing support to End Users for the remainder of any then current support contracts; and (ii) to distribute, for a period not to exceed ninety (90) days, any Products already paid for and held in its inventory as of the termination date, subject to its continuing compliance with all terms of this Agreement, including, but no limited to, the requirements of Section 3.

h) Any expiration or termination of this Agreement shall not prejudice, limit or restrict any other rights or remedies either party may have arising prior to such expiration or termination. CA shall be under no obligation to refund any amounts paid to CA by Reseller for any undistributed copies of the Product held by Reseller upon any expiration or termination of this Agreement, including, without limitation any copies of the Product returned by Reseller to CA pursuant to Section 6.7 (f) above, except in the event that CA terminates this Agreement without cause under Section 6.7 (b).

i) In addition to this Section 6.7, Sections 6.4, 6.5, 6.6 and 6.8 shall survive termination of this Agreement.

6.8 MISCELLANEOUS

a) The laws of the State of New York shall govern the construction and enforceability of this Agreement. The parties agree that any action arising under or relating to this Agreement or the Products shall lie within the exclusive jurisdiction of the State and Federal Courts located in New York, New York. Reseller consents to the exercise of jurisdiction by any such court and agrees that process may be served on Reseller in any such action by mailing same to Reseller at the address set forth above. If either party is compelled to seek judicial enforcement of its rights under this Agreement, the prevailing party in any such action shall be entitled to recover its costs incurred in such action, including reasonable attorney's fees.

b) Each provision of this Agreement is severable from the entire Agreement, and in the event that any provision is declared invalid or unenforceable, that provision shall be amended if possible to be enforceable, but in any event, the remaining provisions hereof shall remain in effect.

c) All notices and demands of any kind or nature which any party to this Agreement may be required or may desire to serve upon any other in connection with is Agreement shall be in writing and may be served personally or by prepaid certified United States mail (return receipt requested) or by private mail service (e.g., Federal Express) if a confirmation of delivery is obtained, in either case to the addresses shown on page 1 of this Agreement. Any party hereto may from time to time, by notice in writing served upon the other parties as aforesaid, designate a different mailing address or a different person to which following such service all further notices or demands are thereafter to be addressed.

d) The parties shall be deemed for all purposes to be independent contractors. This Agreement shall not constitute either party the employee, legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.


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e) No waiver by either party of any default shall operate as a waiver of any other default or of a similar default on a future occasion. No waiver of any term or condition shall be effective unless in writing and signed by the party against whom enforcement of the waiver is sought. Neither party shall be responsible for any failure to perform any obligation hereunder (except a failure to pay) due to causes beyond its reasonable control.

f) This Agreement (including any attached Exhibits and subsequently executed Commercial Terms Schedules referencing this document) is the complete and exclusive statement of the understanding between the parties and supersedes all prior agreements and representations between them relating to the subject matter of this Agreement. The following order of precedence shall control in the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Commercial Terms Schedule: (i) the Commercial Terms Schedule for the applicable Product; and (ii) the terms of this Agreement. Amendments to this Agreement shall not be effective unless they are in writing and signed by authorized representatives of both parties. Reseller may not assign this Agreement or any of its rights hereunder by operation of law or otherwise.

IN WITNESS WHEREOF, the undersigned authorized representatives of the parties have affixed their signatures as of the Effective Date.

RESELLER                                 Computer Associates International, Inc.

Name: Exide Electronics

By: /s/MARTY KITTRELL                    By: /s/RICHARD P. CHIARELLO
    (Authorized Signature)                   (Authorized Signature)
Vice President &                         Senior Vice President,
     Chief Financial Officer                  North American Sales
    (Title)                                  (Title)
June 30, 1997                            June 30, 1997
    (Date)                                   (Date)


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                                   EXHIBIT I
                           COMMERCIAL TERMS SCHEDULE
                                  (UNICENTER)

This Commercial Terms Schedule is attached and incorporated by reference into the Reseller Agreement between Computer Associates and Reseller. Capitalized terms not defined in these Commercial Terms shall have the same meaning as set forth in the Agreement.

1. PRODUCTS AND OPERATING ENVIRONMENTS.

A. PRODUCTS. The Products which are the subject of this Agreement are the following object code software programs owned or licensed by CA: UNICENTER TNG. The term "Products" shall include only software products generally available from CA on the Operating Environments that are supported by CA and shall not include beta, pre-release, foreign language or other special release products. No right to use, modify or distribute the source code of the Products or any mainframe version of the Products is granted under this Agreement.

B. OPERATING ENVIRONMENTS. Reseller may only remarket the Product on the Operating Environments for which Reseller sales and technical employees undergo and successfully complete the training and Certification program described in
Section 4.A below.

2. PROGRAM FEES

A. Training is available from CA at CA's standard rate per person, per day for regularly scheduled training conducted at a CA training facility. Reseller shall bear its own travel and subsistence expenses in connection with such training.

3. PRODUCT PRICES

A. In the event that Reseller purchases Products (and Upgrades thereto) from an Authorized Distributor, the prices payable by Reseller and other commercial terms (such as Products and quantities ordered, delivery dates, etc.) shall be agreed by Reseller and the applicable Authorized Distributor of the Products.

B. The price charged by CA to Reseller for the Products ordered directly from CA shall be CA's then prevailing suggested list price for the version of the Products (or Upgrade) ordered by Reseller, less a forty percent (40%) discount.

C. Subject to completing the necessary training and certification set forth below in Sections 4A, 4B and 4C of these Commercial Terms, Reseller may offer First Level Support for the Products and may receive Second Level Support from CA as set forth in the Agreement. For each End User receiving First Level Support from Reseller, Reseller shall pay CA an annual Second Level Support fee equal to thirty two percent (32%) of CA's then current list price for Maintenance for all Products licensed by the End User. The Second Level Support fee for the first year shall be paid together with Reseller's initial order for the Products. Maintenance renewals shall be reported and payable by Reseller to CA quarterly no later than fifteen (15) days following the end of each calendar quarter during the Term of this Agreement based on all Maintenance renewals during the prior quarter.

D. New Versions of the Products generally available from CA are provided as part of Maintenance services provided by CA to Reseller and its End User. New Versions may not be provided by Reseller to any End User not then in active maintenance status and, if the End User is receiving First Level Support from Reseller, Reseller shall have paid CA the above Second Level Support fee.

4. TRAINING AND CERTIFICATION REQUIREMENTS

Reseller acknowledges that proper usage, sales and marketing of the Product is largely dependent on appropriate training of Reseller's sales and technical staff. Reseller agrees to implement the following minimum training program to ensure sufficient technical knowledge of the Product by its staff:

A. Initial Certification requires that at least two Reseller employees complete a minimum of 2 days of Product sales and marketing training.

B. Within 6 months of execution of this Agreement, Reseller is also required to have at least two employees technically certified for the Product Technical certification of an employee requires the following:
     1. The employee must successfully complete the TNG Basis course;
     2. The employee must successfully complete a five day mentoring program with CA;
     3. The employee must also successfully complete the TNG Advanced course.

C. Prior to offering First Level Support on any Operating Environment and thereafter during any period Reseller continues to offer First Level Support to End Users, Reseller must have at least two employees that have successfully completed the Technical Certification for the Product.

D. In the event that trained staff are reassigned to other duties or leave the employ of Reseller, Reseller shall promptly cause other employees to undergo the necessary minimum training programs.

The parties have executed this Commercial Terms Schedule (Exhibit I) effective as of the date set forth below. In the event of conflict between the terms of this Exhibit I and the Agreement the terms of this Exhibit I shall control with respect to the subject matter hereof. This Exhibit I and the Agreement represents the entire agreement of the parties.

Reseller:                                Computer Associates International, Inc.

Name: Exide Electronics

By: /s/MARTY KITTRELL                    By: /s/RICHARD P. CHIARELLO
Vice President &                         Senior Vice President,
     Chief Financial Officer                  North American Sales
June 30, 1997                            June 30, 1997